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                                                                    Exhibit 12


                          [SIMPSON THACHER & BARTLETT]


                                                             February 12, 1996


      Re:  Agreement and Plan of Reorganization
           dated as of February 9, 1996 between
           Dreyfus Capital Value Fund, Inc. and
           Comstock Partners Funds, Inc.
           ------------------------------------



Dreyfus Capital Value Fund, Inc.
200 Park Avenue
New York, New York 10166

Comstock Partners Funds, Inc.
10 Exchange Place
Suite 2010
Jersey City, New Jersey 07302-3913


Ladies and Gentlemen:

      You have requested our opinion with respect to the federal income tax consequences of certain aspects of the proposed transfer by Dreyfus Capital Value Fund, Inc. (the "Dreyfus Capital Value Fund")1/ of all of its assets to Comstock Partners Funds, Inc. ("CPF"), on behalf of the Comstock Capital Value Fund solely in exchange for shares of the Comstock Capital Value Fund and the assumption of all its


_____________________
1/ Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Agreement and Plan of Reorganization dated as of February 9, 1996, between the Dreyfus Capital Value Fund and CPF (the "Reorganization Agreement").



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Dreyfus Capital Value                  -2-                    February 12, 1996
Fund, Inc.
Comstock Partners Funds, Inc.



obligations and liabilities (as described in Section 2(a)(1) of the Reorganization Agreement) followed by the liquidation of the Dreyfus Capital Value Fund and the distribution pro rata of such Comstock Capital Value Fund shares to the shareholders of the Dreyfus Capital Value Fund. The series of steps that will occur to effect such transaction are hereinafter referred to as the "Reorganization". This opinion is being delivered pursuant to Sections 7(d) and 8(e) of the Reorganization Agreement.

      The Dreyfus Capital Value Fund is a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end diversified investment company of the management type.

      The authorized capital stock of the Dreyfus Capital Value Fund consists of 400,000,000 shares of Common Stock, each having a par value $.01 per share. As of January 30, 1996, there were outstanding 23,958,332.788 Class A shares, 7,754,335.065 Class B shares, 85,844.270 Class C shares, and 96.640 Class R shares of the Dreyfus Capital Value Fund, and no shares were held in the treasury of the Dreyfus Capital Value Fund.

      CPF is a Maryland corporation registered under the Act as an open-end investment company of the management type.

      The authorized capital stock of CPF consists of 1,000,000,000 shares of Common Stock, each having a par value $.001 per share. As of January 30, 1996 there were



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Dreyfus Capital Value                  -3-                  February 12, 1996
Fund, Inc.
Comstock Partners Funds, Inc.



outstanding 6,208,911.200 Comstock Partners Strategy Fund Class A shares, 17,349.093 Comstock Partners Strategy Fund Class C shares, and 27,212,215.215 Comstock Partners Strategy Fund Class O shares, and no shares were held in the treasury of the Comstock Partners Strategy Fund.

      The Reorganization Agreement was approved by the Board of Directors of CPF on January 30, 1996 and by the Board of Directors of the Dreyfus Capital Value Fund on January 29, 1996.

      Upon satisfaction of all conditions precedent set forth in the Reorganization Agreement, the Reorganization will be effected as set forth in the following summary:

         1. Pursuant to the Reorganization Agreement, the Dreyfus Capital Value Fund will convey, transfer and deliver to CPF, on behalf of the Comstock Capital Value Fund, and CPF, on behalf of the Comstock Capital Value Fund, shall acquire, at the closing (the "Closing") all of the then existing assets of the Dreyfus Capital Value Fund. In consideration thereof, CPF agrees at the Closing to cause the Comstock Capital Value Fund (i) to assume and pay, to the extent that they exist on or after the Effective Time of the Reorganization, all of the obligations and liabilities of the Dreyfus Capital Value Fund and (ii) to issue and deliver to the Dreyfus Capital Value Fund full and fractional shares of Class A, Class B, Class C and Class R shares of Common Stock, par value




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Dreyfus Capital Value                  -4-                  February 12, 1996
Fund, Inc.
Comstock Partners Funds, Inc.



      $.001 per share, of the Comstock Capital Value Fund, equal in net asset value on the date of the exchange to the net asset value of full and fractional outstanding shares of Class A, Class B, Class C and Class R shares of Common Stock, par value $.01 per share, respectively, of the Dreyfus Capital Value Fund. Any shares of capital stock of the Dreyfus Capital Value Fund held in the treasury of the Dreyfus Capital Value Fund at the Effective Time of the Reorganization shall thereupon be retired.

         2. At the Effective Time of the Reorganization, the Dreyfus Capital Value Fund will liquidate and distribute pro rata to the holders of its shares as of the Effective Time of the Reorganization the shares of the Comstock Capital Value Fund received by the Dreyfus Capital Value Fund pursuant to the Reorganization. Holders of Class A, Class B, Class C and Class R shares of the Dreyfus Capital Value Fund will receive, respectively, that number of Class A, Class B, Class C and Class R shares of the Comstock Capital Value Fund equal in net asset value at the date of the exchange to the net asset value of such shareholder's shares of the Dreyfus Capital Value Fund at such date. Such liquidation and distribution will be accompanied by the establishment of an account on the respective share records of the Comstock Capital Value Fund in the name of each record holder of shares of



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Dreyfus Capital Value                  -5-                  February 12, 1996
Fund, Inc.
Comstock Partners Funds, Inc.






      the Dreyfus Capital Value Fund and representing the respective pro rata number of shares of the Comstock Capital Value Fund due such shareholder. Fractional shares of the Comstock Capital Value Fund will be carried to the third decimal place. Simultaneously with such crediting of shares of the Comstock Capital Value Fund to the shareholders, the shares of the Dreyfus Capital Value Fund held by such shareholders shall be cancelled.

         3. Prior to the Effective Time of the Reorganization, the parties to the Reorganization will file Articles of Transfer in the State of Maryland to effect the Reorganization.

         4. As soon as practicable after the Effective Time of the Reorganization, the Dreyfus Capital Value Fund shall take all the necessary steps under Maryland law and the Dreyfus Capital Value Fund's Articles of Incorporation, as amended and supplemented, to effect a complete dissolution of the Dreyfus Capital Value Fund and to deregister the Dreyfus Capital Value Fund under the Act.



      In acting as special counsel to CPF and the Dreyfus Capital Value Fund with respect to the Reorganization, we have, among other things, reviewed the following documents:

         1.  The Reorganization Agreement;

         2. The proxy statement of CPF filed with the Securities and Exchange Commission; and


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Dreyfus Capital Value                  -6-                  February 12, 1996
Fund, Inc.
Comstock Partners Funds, Inc.




         3. CPF's Registration Statement on Form N-14 under the Securities Act of 1933, as filed with the Securities and Exchange Commission (the "Registration Statement on Form N-14").

      For purposes of this opinion, as hereinafter set forth, we have reviewed such other documents relating to the Reorganization as we have deemed relevant under the circumstances and have relied upon representations contained in certain certificates (the "Certificates") provided to us by the Dreyfus Capital Value Fund and CPF.

      If the Merger is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinion is based on (i) the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Treasury Regulations, (iii) judicial precedents and (iv) administrative interpretations (including the current ruling practice of the Internal Revenue Service) as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, any or all of the individual opinions expressed herein may become inapplicable.


      Based on the foregoing, and assuming that the Reorganization is effected in accordance with the terms of the Reorganization Agreement (and exhibits thereto) and that the statements set forth in the Certificates are true as of the



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Dreyfus Capital Value                  -7-                  February 12, 1996
Fund, Inc.
Comstock Partners Funds, Inc.



Effective Time of the Reorganization, it is our opinion that for federal income tax purposes:


          (i) the Reorganization will constitute a reorganization within the meaning of section 368(a)(1) of the Code with respect to the Dreyfus Capital Value Fund and the Comstock Capital Value Fund;

         (ii) no gain or loss will be recognized by the Dreyfus Capital Value Fund or the Comstock Capital Value Fund upon the transfer of all the assets and liabilities, if any, of the Dreyfus Capital Value Fund to the Comstock Capital Value Fund solely in exchange for shares of the Comstock Capital Value Fund or upon the distribution of the shares of the Comstock Capital Value Fund to the holders of shares of the Dreyfus Capital Value Fund solely in exchange for all of their shares of the Dreyfus Capital Value Fund;

        (iii) no gain or loss will be recognized by shareholders of the Dreyfus Capital Value Fund upon the exchange of such shares of the Dreyfus Capital Value Fund solely for shares of the Comstock Capital Value Fund;

         (iv) the holding period and tax basis of the shares of the Comstock Capital Value Fund received by each holder of shares of the Dreyfus Capital Value Fund pursuant to the Reorganization will be the same as the holding period and tax basis of shares of the Dreyfus Capital Value Fund held by the shareholder (provided the



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Dreyfus Capital Value                  -8-                  February 12, 1996
Fund, Inc.
Comstock Partners Funds, Inc.



      shares of the Dreyfus Capital Value Fund were held as a capital asset on the date of the Reorganization) immediately prior to the Reorganization; and

          (v) the holding period and tax basis of the assets of the Dreyfus Capital Value Fund acquired by the Comstock Capital Value Fund will be the same as the holding period and tax basis of those assets to the Dreyfus Capital Value Fund immediately prior to the Reorganization.

      The payment by the Dreyfus Corporation and Comstock Partners, Inc. of certain expenses of The Dreyfus Capital Value Fund and CPF which are directly related to the Reorganization (referred to in section 10 of the Reorganization Agreement) will not affect the opinions set forth above regarding the federal income tax consequences of the exchanges by the Dreyfus Capital Value Fund and the shareholders of the Dreyfus Capital Value Fund. However, no opinion is expressed as to any other federal income tax consequences to any of the parties resulting from the payment of such expenses by The Dreyfus Corporation and Comstock Partners, Inc.

      We express our opinion herein only as to those matters specifically set forth above and such opinion may be relied upon solely by you for the exclusive purpose of ascertaining the federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to




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Dreyfus Capital Value                  -9-                  February 12, 1996
Fund, Inc.
Comstock Partners Funds, Inc.



the Dreyfus Capital Value Fund, CPF and the shareholders of the Dreyfus Capital Value Fund on their receipt of the Comstock Capital Value Fund shares pursuant to the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to the use of our name therein.

                                                Very truly yours,

                                                /s/ Simpson Thacher & Bartlett
                                                ------------------------------
                                                SIMPSON THACHER & BARTLETT